Exhibit 99.1

Energous Receives Industry-First FCC Certification for Over-the-Air, Power-at-a-Distance Wireless Charging

Approval marks major step forward for smart home, IoT and mobile devices

Conference Call Scheduled for Dec. 27, 5:30 a.m. PT

SAN JOSE, CA – December 26, 2017 – Energous Corporation (NASDAQ: WATT), the developer of WattUp®, a revolutionary wire-free, power-at-a-distance charging technology, today announced Federal Communications Commission (FCC) certification of its first-generation WattUp Mid Field transmitter, which sends focused, RF-based power to devices at a distance. As the first FCC certification for power-at-a-distance wireless charging under Part 18 of the FCC’s rules, this development represents a new era of wireless charging, and opens up a tremendous opportunity for the electronics industry.

Energous’ WattUp Mid Field transmitter underwent rigorous, multi-month testing to verify it met consumer safety and regulatory requirements. As the first Part 18 FCC approved power-at-a-distance wireless charging transmitter, the certification marks a significant milestone for the consumer electronics industry and paves the way for future wireless charging ubiquity for nearly any small electronic device, including smartphones, tablets, fitness trackers, smart watches, earbuds, wireless keyboards and mice, smart speakers and more.

The company’s WattUp Mid Field transmitter can deliver power via radio frequency (RF) energy to WattUp-enabled electronic devices at a distance of up to three feet. As the only technology that can do both contact-based and non-contact-based wireless charging, as well as charge multiple devices at once, WattUp is highly scalable and automatically charges devices, as needed, until they are topped off. While older charging technologies allow for only contact-based charging, Energous is the only company to achieve Wireless Charging 2.0 to-date, which is the ability to charge devices both at contact (including fast charging large battery devices such as smartphones and tablets), as well as power-at-a-distance. Similar to WiFi, the WattUp ecosystem ensures interoperability between receivers and transmitters, regardless of the manufacturer, making the entire ecosystem flexible and accessible for consumers and manufacturing partners.

“Older wireless charging technologies have received limited adoption over the past 15 years, and are confined to contact-based charging only. The FCC certification of Energous’ power-at-a-distance wireless charging transmitter is a major market milestone. It opens up options, outside of just contact-based charging, to Wireless Charging 2.0: an ecosystem where devices can be charged both, via pad and at a distance,” said Stephen R. Rizzone, president and CEO of Energous. “Untethered, wire-free charging – such as charging a fitness band even while wearing it – is exactly what consumers have been waiting for. We are now in a position to move our consumer electronics, IoT and smart home customers forward at an accelerated pace.”

“WattUp from Energous represents an incredibly positive lifestyle change,” said Martin Cooper, Energous Board of Directors member and ‘Father of the Cell Phone’ – a pioneer and visionary of the wireless industry. “This ground-breaking technology allows users to automatically charge their WattUp-enabled devices without having to remove them from their wrist or pocket, plug them in or place them on a mat to charge, freeing them from ever having to think about charging their devices again.”

WattUp transmitter technology will continue to advance in both power, distance, efficiency and scale, with applications that could include integration into the bezel of computer monitors, soundbars, smart speakers, TVs, smart lighting, and other electronics in the home, office and beyond.

“Providing meaningful power-at-a-distance is a real game changer for wireless charging,” said Mark Tyndall, senior vice president corporate development and strategy, Dialog Semiconductor. “As the strategic partner and exclusive world-wide supplier of Energous’ WattUp technology, Dialog provides early adopters with the assurance of chip supply and support that comes from a top tier semiconductor company that ships millions of chips each month into some of the world’s most demanding customers.”

This represents the first time FCC equipment certification has been awarded to any device that charges wirelessly at a distance, and operates under Part 18 of the FCC’s rules. The FCC’s Part 18 rules permit higher-power operations than are permitted under the Part 15 rules that have been used to approve other at a distance charging devices.

The company will be demonstrating its very latest WattUp technology at CES 2018, the world’s largest consumer electronics show, January 9-12 in Las Vegas, NV. To learn more about Energous, please visit Energous.com or follow the company on Twitter, Facebook, Instagram or LinkedIn.

Conference Call

Energous will hold a conference call and webcast on Wednesday, December 27, 2017 at 5:30 a.m. PT to review the FCC certification details in greater depth and answer questions. To join the conference call:

Phone: 866-235-9911 (domestic); 412-317-1083 (international)
Replay: Accessible through January 10, 2018
877-344-7529 (domestic); 412-317-0088 (international); passcode 10115359
Webcast: Accessible at ir.energous.com; archive available for approximately one year

About Energous Corporation

Energous Corporation is the developer of WattUp® -- an award-winning, wire-free charging technology that will transform the way consumers and industries charge and power electronic devices at home, in the office, in the car and beyond. WattUp is a revolutionary radio frequency (RF) based charging solution that delivers intelligent, scalable power via radio bands, similar to a Wi-Fi router. WattUp differs from older wireless charging systems in that it delivers contained power-at-a-distance -- thus resulting in a wire-free experience that saves users from having to remember to plug in their devices. For more information, please visit Energous.com.

Safe Harbor Statement

This press release contains forward-looking statements that describe our future plans and expectations.  These statements generally use terms such as “believe,” “expect,” “may,” “will,” “should,” “could,” “seek,” “intend,” “plan,” “estimate,” “anticipate” or similar terms. Examples of our forward-looking statements in this release include statements in quotations from management and statements about our partnership with Dialog and development of market demand, production and deployment of products. Our forward-looking statements speak only as of this date; they are based on current expectations and we undertake no duty to update them. Factors that could cause actual results to differ from what we expect include: unexpected delays in our ability to develop commercially feasible technology; uncertain timing of further regulatory approvals; timing of customer orders and success of customer products; our dependence on distribution partners; market acceptance of our technology; and intense industry competition. We urge you to consider those factors, and the other risks and uncertainties described in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, in evaluating our forward-looking statements.

Energous Public Relations

PR@energous.com

408-963-0200

Investor Relations Contact:

Bishop IR

Mike Bishop

(415) 894-9633

IR@energous.com